Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JANUARY CASH DISTRIBUTION

DALLAS, Texas, January 19, 2016 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.014734 per unit, payable on February 12, 2016, to unit holders of record on January 29, 2016.

This month’s distribution decreased slightly from the previous month due to a decrease in the pricing of both oil and gas on the Texas Royalty Properties, whereas the Waddell Ranch Properties were in deficit this month and contributed nothing to this month’s distribution.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 70,992 barrels of oil and 434,834 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was (13,648) barrels of oil and (88,394) Mcf of gas. The average price for oil was $40.47 per bbl and for gas was $1.99 per Mcf. This would primarily reflect production and pricing for the month of November for oil and the month of October for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,735,248. Deducted from these would be the Lease Operating Expense (LOE) of $1,921,992, taxes of $368,263 and Capital Expenditures (CAPEX) of $1,281,881 totaling $3,572,136 resulting in a Net Profit of $163,112 for the month of December. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $122,334 to this month’s distribution. This amount along with the negative deficit carryover from prior periods brings deficit to be recouped to ($693,695). There is no distribution from the Waddell Ranch’s NPI for this month.

The 2015 ten workover well program has been completed and producing. The drill well program of ten vertical and two horizontal wells for the 2015 program was started in June 2015. During November, one well was completed and producing, with two other wells were being completed.

ConocoPhillips has advised the Trustee of the 2015 capital expenditure budget which should total $48 million for the entire Waddell Ranch Project and $22.5 million net to the Trust. There were ten vertical wells, two horizontal wells, ten recompletions, and various facilities projects. The workover/recompletions have completed along with the 12 vertical/horizontal drilling which began in June and to be completed in December, 2015. The facilities work occurred throughout the year.

ConocoPhillips has advised the Trustee of the 2016 capital expenditure budget which will total $11.6 million for the entire Waddell Ranch Project and $5.1 million net to the Trust. There will be no new drilled wells, eight recompletions, and some facilities projects. These workover/recompletions will occur during the year, along with the ongoing facilities work.

	Underlying Properties Volumes		Net to Trust Sales Volumes				Average	Price
	Oil(bbls)	Gas(Mcf)	Oil(bbls)		Gas(Mcf)		Oil(per bbl)	Gas(per Mcf)
Current Month
Waddell Ranch	70,992	434,834	(13,648	)*	(88,394	)*	$40.47	$1.99	**
Texas Royalty Prop	22,433	33,976	21,311	*	32,277	*	$40.95	$3.63	**

	Underlying Properties Volumes		Net to Trust Sales Volumes				Average	Price
	Oil(bbls)	Gas(Mcf)	Oil(bbls)		Gas(Mcf)		Oil(per bbl)	Gas(per Mcf)
Prior Month
Waddell Ranch	74,039	438,340	(14,477	)*	(82,611	)*	$45.63	$2.34	**
Texas Royalty Prop	26,462	33,031	25,139	*	31,379	*	$44.92	$4.09	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 22,433 barrels of oil and 33,976 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 21,311 barrels of oil and 32,277 Mcf of gas. The average price for oil was $40.95 per bbl and for gas was $3.63 per Mcf. This would primarily reflect production and pricing for the month of November for oil and the month of October for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,041,906. Deducted from these would be taxes of $201,638 resulting in a Net Profit of $840,267 for the month of December. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $798,254 to this month’s distribution.

General and Administrative Expenses deducted for the month were $111,490 resulting in a distribution of $686,774 to 46,608,796 units outstanding, or $.014734 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839